UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2024

PERFICIENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15169	74-2853258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Drive, Suite 600

Saint Louis, Missouri 63141

(Address of principal executive offices)

(314) 529-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PRFT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Supplemental Disclosures

As previously disclosed, on May 5, 2024, Perficient, Inc., a Delaware corporation (“Perficient” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Plano HoldCo, Inc., a Delaware corporation (“Parent”), and Plano BidCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of funds managed by affiliates of BPEA Private Equity Fund VIII (“EQT Asia”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). On June 26, 2024, Perficient filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”), as such may be supplemented from time to time, with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the special meeting of Perficient’s stockholders to, among other things, vote to adopt the Merger Agreement, which is scheduled to be held on July 30, 2024 (the “Perficient Special Meeting”).

Explanatory Note

In connection with the Merger, one complaint has been filed as an individual action in the United States District Court for the Southern District of New York, captioned Win v. Perficient, Inc. et. al., Case No. 1:24-cv-04701 (filed on June 20, 2024) (the “Win Action”). One complaint has been filed as an individual action in the Circuit Court for St. Louis County in the State of Missouri, captioned Garfield v. Bahl et. al., Case No. 24SL-CC03078 (filed on July 8, 2024) (the “Garfield Action”). Two complaints have been filed in the Supreme Court of the State of New York, County of New York, one captioned Clark v. Perficient, Inc. et. al., Index No. 653513/2024 (filed on July 11, 2024) (the “Clark Action”) and the other captioned Williams v. Perficient et. al., Index No. 653525/2024 (filed on July 12, 2024) (the “Williams Action” and, together with the Clark Action, the “New York Actions”) (the Win Action, collectively with the Garfield Action and the New York Actions, the “Merger Actions”).

The Win Action generally alleges that the Definitive Proxy Statement misrepresents and/or omits certain purportedly material information relating to Perficient’s financial projections and the analyses performed by each of Perficient’s financial advisors in connection with the Merger. The Win Action asserts violations of Section 14(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), Rule 14a-9 promulgated thereunder, and Section 20(a) of the Exchange Act. The Garfield Action generally alleges that the Definitive Proxy Statement does not fully disclose the financial interests of certain of Perficient’s directors and executive officers in the Merger, as well as the economics of the Merger, and challenges the fairness of the consideration to be received by the plaintiff and other holders of Perficient common stock in the Merger. The Garfield Action asserts violations of the Missouri Securities Act, alleges negligent misrepresentation and concealment under Missouri common law, and negligence under Missouri common law, by Perficient, members of its board of directors as well as EQT Asia and its affiliates party to the Merger Agreement. The New York Actions assert claims of negligent misrepresentation and concealment, and negligence under the common law of the State of New York.

The Merger Actions generally seek, among other things, to enjoin the vote of Perficient stockholders to adopt the Merger Agreement and the consummation of the Merger unless and until certain additional information is disclosed to Perficient’s stockholders, costs of the actions, including plaintiff’s attorneys’ fees and experts’ fees, and other relief the court may deem just and proper.

In addition, Perficient has received 11 demand letters from purported stockholders of Perficient seeking additional disclosures in the Definitive Proxy Statement (with one such demand including a draft complaint), and a standalone draft complaint from another purported stockholder of Perficient (collectively, the “Demand Letters”).

Perficient believes the claims asserted in the Merger Actions and the Demand Letters are without merit but cannot predict the outcome of such claims. Additional lawsuits and demand letters arising out of the Merger may also be filed or received in the future. If additional similar lawsuits and/or demand letters are filed or received, absent new or significantly different allegations, Perficient will not necessarily disclose such additional lawsuits or demand letters.

While Perficient believes that the disclosures set forth in the Definitive Proxy Statement fully comply with all applicable laws and denies all of the allegations set forth in the pending Merger Actions described above, in order to moot plaintiffs’ disclosure claims, and avoid the nuisance and potential expense and business delays, Perficient has determined to voluntarily supplement certain disclosures in the Definitive Proxy Statement related to the plaintiffs’ claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Perficient specifically denies all allegations in the Merger Actions and the Demand Letters described above that any additional disclosure was or is required or material.

All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. Underlined and bolded text shows text being added to a referenced disclosure in the Definitive Proxy Statement and ~~stricken-through~~ text shows text being deleted from a referenced disclosure in the Definitive Proxy Statement. This Current Report on Form 8-K is incorporated into, and amends and/or supplements, the Definitive Proxy Statement as provided herein. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

Supplemental Disclosures to the Definitive Proxy Statement

1.	The Section of the Definitive Proxy Statement entitled “Summary—Interests of the Company’s Directors and Executive Officers in the Merger” is hereby amended and supplemented as follows:

a.	By amending and restating the first sentence of the Section of the Definitive Proxy Statement entitled “Summary—Interests of the Company’s Directors and Executive Officers in the Merger” as follows:

The Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally, which interests are more fully described under the section entitled “The Merger—Interests of the Company’s Directors and Officers in the Merger”.

2.	The Section of the Definitive Proxy Statement entitled “The Merger—Background of the Merger” is hereby amended and supplemented as follows:

a.	By amending and restating the last paragraph on page 29 of the Definitive Proxy Statement as follows:

On February 20, 2024, the Board held a regularly scheduled in-person meeting in Chesterfield, Missouri with Company senior management and representatives of BofA Securities, Wells Fargo and Kirkland in attendance. In addition to regularly scheduled business, with the input of representatives of Kirkland, BofA Securities and Wells Fargo, the Board discussed the December 22 Proposal. The proposed purchase price per share in the December 22 Proposal represented a premium of approximately 18.0% to the $70.33 closing price of the Company’s common stock on February 16, 2024, the last full trading day prior to the meeting. Members of senior management of the Company presented the Company’s financial forecast, which included two scenarios: (i) unaudited, non-public prospective financial projections for the Company on a stand-alone basis, without giving effect to the transactions contemplated by the Merger Agreement, for the fiscal years 2024 through 2028 (the “Base Case Projections”) and (ii) a variation of the Base Case Projections that assumes a substantial amount of hypothetical mergers and acquisitions activity with target acquisition consideration of approximately 7.7x next 12-months adjusted EBITDA (the “Acquisitions Projections” and together with the Base Case Projections, the “Projections”). The Board approved the Projections for use by BofA Securities and Wells Fargo in their financial analyses and to be provided to potential counterparties as part of their evaluation of a potential transaction with the Company, including to EQT Asia in connection with the December 22 Proposal. The Board asked numerous questions of the Company’s senior management and discussed the Company’s M&A pipeline, the macro environment and the risks that may impact the Company’s ability to achieve the targets set forth in the Projections. It was Company senior management’s view that the Company’s ability to execute on the amount of hypothetical mergers and acquisitions activity assumed in the Acquisitions Projections was highly uncertain, and Company senior management subsequently instructed BofA Securities and Wells Fargo to use the Base Case Projections in connection with its opinion to the Board and financial analyses performed in preparing such opinion. The Projections are described in more detail in this proxy statement in the section titled “The Merger – Certain Unaudited Prospective Financial Information.” Also at the meeting, representatives of BofA Securities discussed their preliminary financial analysis regarding the Company and the December 22 Proposal. The Board discussed various options regarding next steps with EQT Asia, as well as process considerations, including whether to contact other parties that could potentially be interested in a strategic transaction with the Company and the factors that should be taken into account by the Board in determining the appropriate process for securing the best price reasonably available for the Company, such as the price offered in the December 22 Proposal, BofA Securities’ advice and analysis and the Board’s knowledge regarding other potential counterparties, and their interest and ability to execute and the potential for increased distraction and leaks if additional parties were contacted. The Board determined to proceed with engaging with EQT Asia on the December 22 Proposal by providing the Projections and additional non-public financial and business information, as well as a meeting with management, and to request that EQT Asia submit an updated acquisition proposal, and to revisit the question of whether to contact other potential acquirors at the appropriate time depending on future developments with EQT Asia.

b.	By amending and restating the fourth full paragraph on page 30 of the Definitive Proxy Statement in its entirety as follows:

On March 2, 2024, the Company entered into a confidentiality agreement with an affiliate of EQT Asia (“EQT Partners Asia”). The confidentiality agreement contained a customary standstill provision that permitted EQT Partners Asia to make non-public acquisition proposals to the Board~~, as well as competing acquisition proposals~~ and the standstill restrictions would fall away entirely at any time after the Company entered into a definitive acquisition agreement with a third party. After entry into the confidentiality agreement, EQT Partners Asia and its representatives were provided access to select business diligence information, including the Projections, to facilitate an updated proposal. The confidentiality agreement with EQT Partners Asia did not differ materially from the confidentiality agreements entered into with the other strategic and financial sponsor bidders described herein. Each such confidentiality agreement contained customary standstill provisions, which included so-called “don’t ask, don’t waive” provisions, restrictions on employee solicitation and restrictions on exclusive arrangements with financing sources. Each confidentiality agreement allowed the bidder to make non-public proposals at any time and competing proposals after the signing of a definitive agreement regarding a transaction. Each confidentiality agreement with a financial sponsor also prohibited discussions between prospective bidders and management regarding post-transaction employment or equity participation, in each case without the prior approval of the Board.

c.	By amending and restating the eighth full paragraph on page 31 of the Definitive Proxy Statement in its entirety as follows:

Also on April 4, 2024, the Company entered into a confidentiality agreement with Financial Sponsor Party A and on April 17, 2024 Financial Sponsor Party A was given access to a virtual data room. The confidentiality agreement contained a customary standstill provision that permitted Financial Sponsor Party A to make non-public acquisition proposals to the Board~~, as well as competing acquisition proposals at any time after the Company entered into a definitive acquisition agreement with a third party~~. The standstill restrictions contained in the confidentiality agreement with Financial Sponsor Party A would be inoperative and of no further force or effect if (i) a third party entered into a definitive agreement to acquire more than 50% of Perficient’s capital stock or consolidated assets, (ii) a tender or exchange offer was commenced that, if consummated, would result in a majority of the Perficient equity securities being owned by persons other than Perficient or its current equity holders (provided the Perficient Board did not recommend against such tender or exchange offer within 10 business days of commencement) or (iii) any voluntary or involuntary insolvency proceeding is commenced with respect to Perficient or its subsidiaries.

d.	By amending and restating the second full paragraph on page 32 of the Definitive Proxy Statement in its entirety as follows:

On April 9, 2024, the Company entered into a confidentiality agreement with Financial Sponsor Party C and on April 17, 2024 Financial Sponsor Party C was given access to a virtual data room. The confidentiality agreement contained a customary standstill provision that permitted Financial Sponsor Party C to make non-public acquisition proposals to the Board, as well as competing acquisition proposals at any time after the Company entered into a definitive acquisition agreement with a third party. The standstill restrictions contained in the confidentiality agreement with Financial Sponsor Party C would terminate and be of no further force or effect at such time as either of the following conditions is satisfied (i) the Company has announced that it has entered into an agreement, transaction or series of related transactions with a third party that will result in (a) a merger of the Company with such third party that results in a change of control of the Company or (b) the acquisition, directly or indirectly, of not less than a majority of the outstanding voting equity of the Company calculated on a fully diluted basis or all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; or (ii) any third party has actually commenced a bona fide takeover bid or tender or exchange offer for not less than a majority of the outstanding voting equity of the Company calculated on a fully diluted basis and the Company, in a formal filing under applicable securities laws, recommended acceptance, of or, after consideration of the takeover bid or tender or exchange offers, states that it remains neutral with respect to, such takeover bid or tender or exchange offer; or (iii) if the Company or its subsidiaries files for or is subject to a proceeding for bankruptcy, reorganization, liquidation, dissolution or the like.

e.	By amending and restating the last paragraph on page 33 of the Definitive Proxy Statement as follows:

Later on April 30, 2024, the Board held a regularly scheduled virtual meeting with Company senior management and representatives of BofA Securities, Wells Fargo and Kirkland in attendance. In addition to regularly scheduled business, with the input of representatives of Kirkland, BofA Securities and Wells Fargo, the Board discussed the April 23 Proposal, including its actionability and attractiveness relative to other alternatives available (including the Financial Sponsor Party B Proposal, the Financial Sponsor Party A Proposal and the Company’s standalone plan). At the invitation of the Board, representatives of BofA Securities reviewed the various proposals and noted that the Financial Sponsor Party A Proposal and the Financial Sponsor Party B Proposal remained subject to, among other things, the completion of due diligence, the negotiation of definitive transaction documents, obtaining financing commitments and obtaining required investment committee approvals. The proposed purchase price per share in the April 23 Proposal represented a premium of approximately 69.1% to the $43.46 closing price of the Company’s common stock on April 29, 2024, the last full trading day prior to the meeting. Representatives of BofA Securities also updated the Board on the feedback it received from Financial Sponsor Party B. Representatives of Kirkland provided an update on the status of negotiation of the Draft Merger Agreement and described the key open items in the Draft Merger Agreement, noting that the inclusion of the go-shop provision, in addition to the sizes of the termination fee and reverse termination fee and the treatment of the Company’s equity awards, had remained an open item in the Draft Merger Agreement since the original draft. Representatives of Wells Fargo informed the Board of the Additional April Inbound Inquiry. Following discussion, the Board determined that, while the substantial premium of the April 23 Proposal to the current stock price of the Company remained very attractive and offered a price that compared favorably against analysts’ price targets, various other valuation metrics and the Company’s standalone plan and other alternatives, it would authorize BofA Securities to respond to EQT Asia that the Company would be willing to enter into a transaction at an increased price of $76 per share, subject to inclusion of a go-shop (the “Company Counterproposal”). The Board further authorized Messrs. Davis and Hogan to evaluate EQT Asia’s response to the Company Counterproposal and take any appropriate steps together with the Company’s advisors ahead of the next Board meeting scheduled for May 3, 2024 in order to facilitate entering into a transaction prior to the Company’s scheduled earnings announcement on May 6, 2024.

f.	By amending and restating the fifth full paragraph on page 34 of the Definitive Proxy Statement in its entirety as follows:

On May 3, 2024, Mr. Hogan met telephonically with a representative of EQT Asia to discuss the status of transaction negotiations, including the treatment of equity awards and the timing of when unvested equity awards would be cashed out pursuant to the merger agreement, as well as operational and integration matters relevant if the proposed transaction were consummated.

g.	By amending and restating the last paragraph on page 34 of the Definitive Proxy Statement in its entirety as follows:

On May 3, 2024, the Board held a special virtual meeting with Company senior management and representatives of BofA Securities, Wells Fargo and Kirkland in attendance. With the input of representatives of Kirkland, BofA Securities and Wells Fargo, the Board discussed the $76 Acquisition Proposal and EQT Asia’s second option to enter into a transaction at $75 per share with a modified go-shop, including their actionability and attractiveness relative to other potential alternatives (including the Financial Sponsor Party B Proposal, the Financial Sponsor Party A Proposal and the Company’s standalone plan). Representatives of BofA Securities further updated the Board on the May Inbound Inquiries, noting that based on BofA Securities’ conversations with each of the parties to the May Inbound Inquiries, given the nature of conversations and lack of indications that an acquisition of the Company would be a priority or that a proposal would be forthcoming, no such party appeared to be in a position to submit a proposal that could be competitive with the price offered in the $76 Acquisition Proposal. With the input of representatives of Kirkland, BofA Securities and Wells Fargo, the Board discussed the two options proposed by EQT Asia, taking into account the uncertainty of whether another party would pay more than $76.00 per share during a go-shop period and that the Draft Merger Agreement contained customary flexibility to explore unsolicited superior proposals following signing. The proposed purchase price per share in the $76 Acquisition Proposal represented a premium of approximately 74.9% compared to the closing price of the Company common stock of $43.46 per share on April 29, 2024, the last full trading day prior to the publication of the Bloomberg News article. Representatives of Kirkland proceeded to review various considerations relevant to the Board’s discussion of the $76 Acquisition Proposal, including the extensive negotiations with EQT Asia, inbound and outbound communications and feedback from and to other potential acquirors and the financial analyses performed by BofA Securities and Wells Fargo, as well as the certainty of the extra value provided by the $76 Acquisition Proposal. Representatives of BofA Securities and Wells Fargo each reviewed their financial analyses regarding the Company and the potential transaction with EQT Asia. Representatives of BofA Securities also noted that it may be unlikely that the Company would receive an offer exceeding the $76 Acquisition Proposal during a go-shop period, highlighting that the indications of value received to date (including the Financial Sponsor Party A Proposal and Financial Sponsor B Proposal), other parties contacted by the Company’s financial advisors at the direction of the Board decided not to explore a transaction or submit proposals, and the lack of indication by any other parties of interest in exploring a transaction or submitting a proposal since the Bloomberg News article. In addition, representatives of Kirkland added that, should the Board opt to forgo the go-shop option and pursue the $76 Acquisition Proposal, the Board would still have the flexibility to explore unsolicited acquisition proposals following signing under the Draft Merger Agreement. Representatives of Kirkland reviewed with the Board the directors’ fiduciary duties as previously discussed, relevant considerations to deciding between various options and reviewed the provisions of the Draft Merger Agreement, which had been provided to the Board prior to the meeting, including the conditions to closing, each party’s termination rights, the ability of the Board to respond to unsolicited acquisition proposals, a Company termination fee amount equal to 3.0% of the Company’s fully diluted equity value and a reverse termination fee equal to 6.0% of the Company’s fully diluted equity value, the provisions of the Draft Merger Agreement relating to the treatment of equity awards, as well as the proposed terms of the equity commitment letters and limited guarantees. Following discussion, the Board determined to seek to finalize a transaction based on the $76 Acquisition Proposal prior to the Company’s scheduled earnings announcement on May 6, 2024.

h.	By amending and restating the fourth full paragraph on page 35 of the Definitive Proxy Statement in its entirety as follows:

On May 5, 2024, the Board held a special virtual meeting with Company senior management and representatives of BofA Securities, Wells Fargo and Kirkland in attendance. Prior to the meeting, the Board was furnished with the final versions of the Merger Agreement and the resolutions of the Board. Representatives of Kirkland summarized for the Board its fiduciary duties that were previously discussed and further discussed updates to the Merger Agreement since the meeting dated May 3, 2024, including the finalization of the treatment of equity awards, noting that unvested awards, depending on their vesting dates, would be cashed out at closing, at the six-month anniversary of the closing or at the twelve-month anniversary of the closing (or, if earlier, on a qualifying termination of employment). The treatment of equity awards is described in more detail in this proxy statement in the sections titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” and “The Merger Agreement — Treatment of Company Awards and the Company ESPP in the Merger”. Representatives of Kirkland also discussed the updated relationship disclosure memoranda provided by BofA Securities and Wells Fargo which provided information regarding certain relationships between BofA Securities and Wells Fargo, on the one hand, and EQT Asia and GIC, on the other hand. Representatives of BofA Securities updated the Board on the inbound communications received from Financial Sponsor Party D and from the investment bank regarding Strategic Party C, noting that, based on BofA Securities’ conversations, Financial Sponsor Party D did not have the necessary equity to consummate a transaction and that Strategic Party C had previously signed a confidentiality agreement with the Company and had indicated they were not interested in pursuing a transaction as they preferred not to participate in a competitive process.

i.	By amending and restating the second full paragraph on page 36 of the Definitive Proxy Statement in its entirety as follows:

Shortly following the meeting of the Board on May 5, 2024, each of the Company, Parent and Merger Sub executed and delivered the Merger Agreement. Concurrently, EQT Asia and GIC Investor delivered their respective equity commitment letters and limited guarantees and provided an executed copy of the debt commitment letter executed by affiliates of J.P. Morgan Securities, LLC and TD Securities, LLC. No discussions or negotiations regarding post-closing employment arrangements with the surviving entity in the Merger occurred between EQT Asia and the Company’s senior management team prior to the approval and execution of the Merger Agreement and the transactions contemplated thereby, or have occurred subsequent to such approval and execution, through the date hereof.

3.	The Section of the Definitive Proxy Statement entitled “The Merger—Certain Unaudited Prospective Financial Information” is hereby amended and supplemented as follows:

a.	By amending and restating the section entitled “Base Case Projections” on page 50 of the Definitive Proxy Statement in its entirety as follows:

Base Case Projections

The following table is a summary of the Base Case Projections:

($ in millions)	2024E		2025E	2026E	2027E	2028E

Revenue	$954		$1,107	$1,306	$1,534	$1,800

Less Total Cost of Goods Sold	$605		$692	$815	$955	$1,117

Less SG&A (excluding D&A)	$183		$210	$240	$272	$311

EBITDA	$166		$204	$251	$307	$372

Plus Stock-Based Compensation and One-Time Charges	$34		$38	$44	$51	$58

Adjusted EBITDA (1)	$199		$243	$295	$358	$430

Unlevered Free Cash Flow (2)	$93	(3)	$132	$152	$187	$227

Levered Free Cash Flow (4)	$126		$174	$200	$244	$293

(1)	Adjusted EBITDA calculated as EBITDA plus stock-based compensation and one-time charges.
(2)	Unlevered Free Cash Flow calculated as Adjusted EBITDA less (i) stock-based compensation, less (ii) taxes, less (iii) change in net working capital, and less (iv) capex.
(3)	Based on Q2-Q4 2024E quarterly projections provided as of May 2, 2024.
(4)

Levered Free Cash Flows means Net Income plus (i) depreciation and amortization, plus (ii) stock-based compensation, less (iii) change in net working capital, less (iv) capex, plus (v) adjustments to FV, (vi) less earnout payouts, and less (vii) acquisition considerations.

b.	By amending and restating the section entitled “Acquisitions Projections” on page 50 of the Definitive Proxy Statement in its entirety as follows:

Acquisitions Projections

The Base Case Projections, presented above, do not assume any mergers and acquisitions activity. The Acquisition Projections assume a substantial amount of hypothetical mergers and acquisitions activity with target acquisition consideration of approximately 7.7x next 12-months adjusted EBITDA. The Company’s senior management chose this multiple based on its experience in past acquisitions in the Company’s industry and its evaluation of the current market for such acquisitions. At the time of the preparation of the Projections, the Company’s senior management had not identified (or entered into negotiations with) any potential targets with respect to any of the hypothetical mergers and acquisitions activity assumed in the Acquisitions Projections. It was Company senior management’s view that the embedded assumptions regarding mergers and acquisitions activity were hypothetical and the Company’s ability to execute such mergers and acquisitions activity was highly uncertain. The Acquisitions Projections were not taken into account by either BofA Securities or Wells Fargo in connection with each of its opinion to the Board or financial analyses performed in preparing such opinion, as described under the section of this proxy statement titled “The Merger — Opinion of BofA Securities” and “The Merger — Opinion of Wells Fargo.”

The following table is a summary of the Acquisitions Projections:

($ in millions)	2024E	2025E	2026E	2027E	2028E

Revenue	$969	$1,195	$1,469	$1,839	$2,240

Less Total Cost of Goods Sold	$614	$745	$913	$1,137	$1,381

Less SG&A (excluding D&A)	$186	$228	$273	$333	$399

EBITDA	$169	$222	$283	$368	$460

Plus Stock-Based Compensation and One-Time Charges	$34	$41	$49	$59	$70

Adjusted EBITDA (1)	$203	$263	$332	$427	$530

Levered Free Cash Flow (2)	$54	$58	$112	$49	$224

Unlevered Free Cash Flow (3)	$25(4)	$20	$67	$(2)	$158

(1)	Adjusted EBITDA calculated as EBITDA plus stock-based compensation and one-time charges.
(2)

Levered Free Cash Flows means Net Income plus (i) depreciation and amortization, plus (ii) stock-based compensation, less (iii) change in net working capital, less (iv) capex, plus (v) adjustments to FV, (vi) less earnout payouts, and less (vii) acquisition considerations.

(3)

Unlevered Free Cash Flow calculated as Adjusted EBITDA less (i) stock-based compensation, less (ii) taxes, less (iii) change in net working capital, less one-time acquisition costs and less (iv) capex.

(4)	Based on Q2-Q4 2024E quarterly projections provided as of May 2, 2024.

4.	The Section of the Definitive Proxy Statement entitled “The Merger—Opinion of BofA Securities - Perficient Financial Analyses” is hereby amended and supplemented as follows:

a.	By amending and restating the section entitled “Selected Publicly Traded Companies Analysis” on page 41 of the Definitive Proxy Statement in its entirety as follows:

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Perficient and the following 12 publicly traded companies in technology, information technology and digital services industries:

Digital Engineering Companies	P / 2024E Adj. EPS	P / 2025E Adj. EPS	EV / 2024EAdj. EBITDA	EV / 2025Adj. EBITDA
EPAM Systems, Inc.	23.8x	20.3x	15.5x	13.0x
Globant S.A.	24.1x	20.1x	18.3x	15.1x
Endava PLC	18.1x	12.7x	10.2x	7.2x
ThoughtWorks, Inc.	42.7x	12.9x	11.7x	7.6x
Grid Dynamics Holdings, Inc.	27.0x	22.0x	11.8x	9.1x

Diversified IT Services Companies

Accenture plc	20.3x	18.9x	13.4x	12.3x
Tata Consultancy Services Limited	27.6x	25.0x	19.9x	18.0x
Infosys Limited	21.6x	20.0x	15.0x	13.7x
Capgemini SE	15.2x	13.8x	10.9x	10.0x
Cognizant Technology Solutions	12.8x	11.9x	8.5x	8.0x
Wipro Limited	18.6x	16.8x	12.1x	11.2x
CGI Inc.	16.7x	15.6x	12.0x	11.5x

BofA Securities reviewed, among other things, per share equity values, based on closing stock prices on May 3, 2024, of the selected publicly traded companies, as a multiple of calendar years 2024 and 2025 estimated adjusted earnings per share, not burdened by stock-based compensation expenses, amortization of intangibles, special charges and one-time items, as applicable (“Adjusted EPS”). BofA Securities also reviewed enterprise values (“EV”) of the selected publicly traded companies, calculated as their equity values based on closing stock prices on May 3, 2024 and the number of fully diluted shares outstanding using the treasury stock method, plus debt, preferred stock and noncontrolling interests, and less cash, short-term investments and equity method investments, as a multiple of calendar years 2024 and 2025 estimated adjusted earnings before interest, taxes, depreciations and amortization, not burdened by stock-based compensation expenses, special charges and one-time items, but burdened by right-of-use asset depreciation, as applicable (“Adjusted EBITDA”).

BofA Securities then applied calendar year 2024 and 2025 Adjusted EPS multiples of 13.0x to 17.0x and 12.5x to 15.5x, respectively, each derived from the selected publicly traded companies based on BofA Securities’ professional experience and judgment, to Perficient’s calendar years 2024 and 2025 estimated Adjusted EPS. In applying the calendar year 2024 and 2025 multiples, BofA Securities took into consideration, among other things, the observed data for the selected publicly traded companies and the differences in the financial profiles of Perficient and the selected publicly traded companies, including that Perficient had an enterprise value / estimated next twelve months (“NTM”) Adjusted EPS multiple that was for the period ended May 3, 2024 (i) 8.3x, 8.6x, 15.2x, 19.1x and 13.9x lower than the one year, two year, three year, five year and 10 year average multiples, respectively, for the digital engineering selected publicly traded companies and (ii) 3.8x, 2.6x, 0.2x, 0.3x and 1.0x lower than the one year, two year, three year, five year and 10 year average multiples, respectively, for the diversified IT services selected publicly traded companies.

BofA Securities then applied calendar year 2024 and 2025 Adjusted EBITDA multiples of 10.0x to 12.5x and 8.0x to 10.5x, respectively, to Perficient’s calendar years 2024 and 2025 estimated Adjusted EBITDA. In applying the calendar year 2024 and 2025 multiples, BofA Securities took into consideration, among other things, the observed data for the selected publicly traded companies and the differences in the financial profiles of Perficient and the selected publicly traded companies, including that Perficient had an enterprise value / estimated NTM Adjusted EBITDA multiple that was for the period ended May 3, 2024 (i) 1.9x, 2.4x, 5.7x, 7.5x and 7.4x lower than the one year, two year, three year, five year and 10 year average multiples, respectively, for the digital engineering selected publicly traded companies, (ii) 0.5x and 0.1x lower than the one year and 10 year average multiples, respectively, for the diversified IT services selected publicly traded companies and (iii) 0.3x, 1.7x and 1.3x higher than the two year, three year and five year average multiples, respectively, for the diversified IT services selected publicly traded companies. Estimated financial data of the selected publicly traded companies and of Perficient were based on publicly available research analysts’ estimates. This analysis indicated the following approximate implied per share equity value reference ranges, rounded to the nearest $0.25, for Perficient, as compared to the Merger Consideration:

b.	By amending and restating the section entitled “Selected Precedent Transactions Analysis” on page 42 of the Definitive Proxy Statement in its entirety as follows

Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available, financial information relating to the following nine selected transactions involving companies in technology, information technology and digital services industries:

Date Announced	Acquiror	Target	EV / LTM Adjusted EBITDA	EV / NTM Adjusted EBITDA
Dec 2023	Valtech SE	Kin and Carta plc	14.7x	14.5x
Mar 2023	Sopra Steria Group	Ordina Holding B.V.	11.9x	11.3x
Sep 2021	The Carlyle Group Inc.	Hexaware Technologies Limited	16.3x	NA

July 2021	BC Partners LLP	Valtech SE	NA	NA
Mar 2021	Wipro Limited	Capco	NA	NA
Sep 2020	Baring Private Equity Asia Ltd.	Virtusa Corp.	16.2x	12.9x
June 2019	Capgemini SE	Altran Technologies SAS	11.2x	9.6x
Jan 2019	DXC Technology Company	Luxoft Holding, Inc.	15.3x	14.6x
July 2018	Atos SE	Syntel, Inc.	13.1x	13.9x

BofA Securities reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction as a multiple of the target company’s (i) preceding twelve months estimated Adjusted EBITDA, which is referred to as “LTM Adjusted EBITDA”, (except with respect to the BC Partners LLP / Valtech SE and Wipro Limited / Capco transactions, for which such data were not available) and (ii) next twelve months estimated Adjusted EBITDA, which is referred to as “NTM Adjusted EBITDA”, (except with respect to The Carlyle Group Inc. / Hexaware Technologies Limited, BC Partners LLP / Valtech SE and Wipro Limited / Capco transactions, for which such data were not available). The mean and median enterprise value / LTM Adjusted EBITDA multiples for the selected transactions were 13.7x and 13.9x, respectively, and the mean and median enterprise value / NTM Adjusted EBITDA multiples for the selected transactions were 12.8x and 13.4x, respectively.

BofA Securities then applied LTM Adjusted EBITDA multiples of 13.0x to 16.5x derived by BofA Securities from the selected transactions based on its professional judgment and experience, to Perficient’s LTM Adjusted EBITDA for the twelve months ended March 31, 2024, and applied NTM Adjusted EBITDA multiples of 12.0x to 15.0x, derived by BofA Securities from the selected transactions based on its professional judgment and experience to Perficient’s estimated Adjusted EBITDA for 2024. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Perficient were based on the Base Case Projections. This analysis indicated the following approximate implied per share equity value reference ranges, rounded to the nearest $0.25, for Perficient, as compared to the Merger Consideration:

5.	The Section of the Definitive Proxy Statement entitled “The Merger—Opinion of Wells Fargo - Financial Analyses” is hereby amended and supplemented as follows:

a.	By amending and restating the first paragraph under the section entitled “Selected Public Companies Analysis” on page 46 of the Definitive Proxy Statement in its entirety as follows:

Selected Public Companies Analysis.

Wells Fargo reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo in its professional judgment deemed relevant. None of the selected companies used in Wells Fargo’s analyses is identical to Perficient. The selected companies were selected by Wells Fargo because they were deemed by Wells Fargo to be similar to Perficient in one or more respects, including, among other things, that each selected company’s principal business is digital engineering or diversified IT services.

b.	By amending and restating the first paragraph on page 47 of the Definitive Proxy Statement in its entirety as follows:

Taking into account the results of the selected public companies analysis, Wells Fargo, based on its professional judgment and experience, applied a multiple range of 9.0x to 12.0x to Perficient’s

2024E Adj. EBITDA, a multiple range of 8.0x to 11.0x to Perficient’s 2025P Adj. EBITDA, a multiple range of 10.5x to 16.5x to Perficient’s 2024E Adj. EPS and a range of 9.5x to 15.0x to Perficient’s 2025P Adj. EPS, in each case, based on the Base Case Projections and Wells Fargo’s professional judgment and experience. The selected companies analysis indicated the following implied price per share reference ranges for Perficient common stock:

c.	By amending and restating the first paragraph under the section entitled “Selected Transactions Analysis” on page 47 of the Definitive Proxy Statement in its entirety as follows:

Selected Transactions Analysis. Wells Fargo considered certain financial terms of certain transactions involving target companies that Wells Fargo in its professional judgment deemed relevant. The selected transactions were selected because they involved target companies that were deemed similar to Perficient in one or more respects.

d.	By amending and restating the second paragraph on page 48 of the Definitive Proxy Statement in its entirety as follows:

Taking into account the results of the selected transactions analysis, Wells Fargo, based on its professional judgment and experience, applied a multiple range of 13.0 to 16.0x to Adjusted EBITDA for the last twelve months ended March 31, 2024 for Perficient, based on the Base Case Projections and Wells Fargo’s professional judgment and experience.

e.	By amending and restating the first paragraph on page 49 of the Definitive Proxy Statement in its entirety as follows:

Wells Fargo applied perpetuity growth rates, based on its professional judgment and experience, ranging from 3.5% to 4.5%, which were discussed with, and approved by, Perficient management. Wells Fargo applied discount rates ranging from 11.5% to 12.5%, which were chosen by Wells Fargo based on its experience and professional judgment taking into account an analysis of Perficient’s weighted average cost of capital, which was calculated based on considerations that Wells Fargo deemed relevant in its professional judgment and experience. The discounted cash flow analysis indicated the following implied per share equity value reference range for Perficient common stock:

6.	The Section of the Definitive Proxy Statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” is hereby amended and supplemented as follows:

a.	By amending and restating the second full paragraph on page 56 of the Definitive Proxy Statement in its entirety as follows:

Quantification of Payments. All Company Restricted Shares held by our non-employee directors will fully vest at the Effective Time, subject to the non-employee director’s continued service through the Effective Time. The estimated aggregate amount that would be payable to Perficient’s six non-employee directors for their Company Restricted Shares if the Effective Time occurred on June 10, 2024 is $548,264. If the Effective Time occurred on such date, Mr. Bahl would receive $102,296, Ms. Jones would receive $163,552, Mr. Lundeen would receive $52,060, Mr. Matthews would receive $70,376, Ms. Pechloff would receive $77,368 and Mr. Wimberly would receive $82,612, in each case in respect of their Company Restricted Shares held as of such date. For an estimate of the amounts that would be payable to each of Perficient’s named executive officers with regards to their Company Restricted Shares and

Company PSUs, see the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits.”

b.

By amending and restating the full paragraph under the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Potential Severance Payments and Benefits” on page 56 of the Definitive Proxy Statement in its entirety as follows:

Neither Ms. Adomite nor Mr. Sheen has an employment agreement with the Company that provides for severance benefits. However, under the terms of the Merger Agreement, upon a termination without cause (as defined in the confidential disclosure letter to the Merger Agreement), Ms. Adomite and Mr. Sheen will be eligible to receive an amount equal to two to four weeks’ worth of his or her base salary for each completed year of service. These severance benefits are subject to the execution and effectiveness of a waiver and release of claims in favor of the Company.

c.	By amending and restating the first full paragraph on page 57 of the Definitive Proxy Statement in its entirety as follows:

Under the Merger Agreement, the Company may, in consultation with Parent, take certain actions as it reasonably determines are necessary or appropriate to mitigate and reduce the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), including the executive officers, including, without limitation, entering into or obtaining third-party valuations for restrictive covenants; however, neither the Company nor any of its Subsidiaries (i) are permitted to increase the base salary or similar compensation of any individual in order to increase such individual’s “base amount” (as defined in Section 280G(b)(3) of the Code), (ii) may take any actions that would materially increase the cost of providing such payments (disregarding any cutback or “best-net” provisions otherwise applicable), or (iii) enter into any gross-up or indemnification agreements. As of the date of this proxy statement, the Company has not approved any specific actions to mitigate any impact of Section 280G of the Code on the Company or any disqualified individuals.

d.	By amending and restating the first footnote on page 57, which continues onto page 58 of the Definitive Proxy Statement in its entirety as follows:

As described above under “The Merger — Interests of the Directors and Executive Officers in the Merger — Employment Agreements with Executive Officers,” the payments described in the “Cash” column for Messrs. Hogan and Martin are “double-trigger,” as they will only be payable in the event of a qualifying termination of employment during the period beginning three months prior to the effective time of the Merger and ending 18 months thereafter for Mr. Hogan and beginning on the Effective Time and ending 12 months thereafter for Mr. Martin. Specifically, the cash amounts represent a lump-sum cash severance payment equal to (i) for Mr. Hogan, (A) 24 months of base salary and (B) target bonus, prorated to the date of termination, for the year in which termination of employment occurs and (ii) for Mr. Martin, 12 months of base salary. As described above under “The Merger — Interests of the Directors and Executive Officers in the Merger —Potential Severance Payments and Benefits,” neither Ms. Adomite nor Mr. Sheen has an employment agreement with the Company that provides for severance benefits. The payments described in the “Cash” column for Ms. Adomite and Mr. Sheen are “double-trigger” payments that would be payable upon a termination without cause (as defined in the confidential disclosure letter to the Merger Agreement) without regard to whether the Merger occurs. For purposes of this disclosure, the payments in the “Cash” column for Ms. Adomite and Mr. Sheen represent a lump sum cash severance payment equal to (i) 24 weeks of base salary for Ms. Adomite and (ii) 64 weeks of base salary for Mr. Sheen, assuming in each case, that each named executive officer is eligible to receive four weeks’ worth of his or her base salary for each completed year of service with the Company. The minimum amount of cash severance payment that Ms. Adomite and Mr. Sheen are eligible to receive is $68,077 and $221,538.50, respectively, assuming in each case, that each named executive officer is eligible to receive the minimum amount of two weeks’ worth of his or her base salary for each completed year of service with the Company. Effective March 1, 2024, Mr. Davis resigned his employment position as Executive Chairman, and as such, he is not entitled to and will not receive any severance benefits in connection with the Merger.

e.	By amending and restating the second footnote on page 58 of the Definitive Proxy Statement in its entirety as follows:

The amounts in this table represent the value of the cash consideration to be received in respect of Company Restricted Shares and unvested Company PSUs. Payments with respect to any Company Restricted Shares payable to Mr. Davis are “single trigger” and will be paid in connection with the consummation of the Merger. Payments with respect to any Company Restricted Shares payable to the named executive officers (other than Mr. Davis) are (i) “single trigger” with respect to (x) 100% of Company Restricted Shares that are scheduled to vest in the ordinary course during the six-month period following the Effective Time, and (y) 50% of the Company Restricted Shares that are scheduled to vest between the six-month and first anniversary of the Effective Time and (ii) “double trigger” with respect to the remaining Company Restricted Shares and will become payable upon the named executive officer’s Qualifying Termination of Employment. The award agreement governing Mr. Hogan’s Company PSUs (referred to herein as the “Company PSU Award Agreement”) provides (a) for a three-year performance vesting period commencing January 1, 2024 and ending December 31, 2026 and (b) that if Mr. Hogan incurs a without cause termination or a constructive termination (each as defined in Mr. Hogan’s Employment Agreement), in each case, within three months prior to a change in control (as defined in Mr. Hogan’s Employment Agreement) or 18 months following a change in control, 50% of the total number of shares of Perficient common stock subject to the Company PSUs will automatically be vested and issuable, and all restrictions will lapse with respect to such shares, and the remaining 50% of the shares of Perficient common stock subject to the Company PSUs will automatically be deemed forfeited; however, as described above in the section of this proxy statement titled “Treatment of Perficient Equity Awards,” the Merger Agreement, which supersedes the terms of the Company PSU Award Agreement, provides that 100% of Mr. Hogan’s Company PSUs will, subject to his continued employment with the Company, the surviving corporation or their subsidiaries, vest and become payable after the earlier of the first anniversary of the Effective Time and upon a Qualifying Termination of Employment. Therefore, for purposes of this table, payments with respect to 100% of the Company PSUs in an amount equal to $823,992 are “double trigger” and would become payable upon his Qualifying Termination of Employment. The amount of consideration that Mr. Hogan would have received under the terms of the Company PSU Award Agreement upon a “qualifying termination” of employment is equal to $411,996.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “continue,” “guidance,” “expect,” “outlook,” “project,” “believe” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the proposed merger. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Perficient management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of Perficient. These forward-looking statements are subject to a number of risks and uncertainties, including the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect Perficient’s business and the market price of Perficient common stock; timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that Perficient stockholders may not approve the proposed transaction; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Perficient common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; restrictions imposed on Perficient’s business during the pendency of the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Perficient to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally. Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Perficient Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 27, 2024, the Company’s Definitive Proxy Statement filed with the SEC on June 26, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by Perficient from time to time with the SEC. These filings, when available, are available on the investor relations section of the Perficient website at www.perficient.com or on the SEC’s website at www.sec.gov. If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Perficient presently does not know of or that Perficient currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof. Perficient assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger involving Perficient, Inc. and an affiliate of BPEA Private Equity Fund VIII. In connection with the proposed merger, Perficient filed relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement on Schedule 14A (the “definitive proxy statement”) on June 26, 2024. This Current Report on Form 8-K is not intended to be, and is not, a substitute for the definitive proxy statement (together with any amendments or supplements thereto) or any other document that the Company may file with the SEC in connection with the proposed merger. Following the filing of the definitive proxy statement with the SEC, Perficient mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. BEFORE

MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS OF PERFICIENT ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS RELATING TO THE PROPOSED MERGER THAT WERE FILED WITH THE SEC OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders are able to obtain copies of the definitive proxy statement and other documents filed by Perficient with the SEC, without charge, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Perficient will be available free of charge on Perficient’s website www.perficient.com under the heading “Investor Relations” and then “SEC Filings.”

Participants in the Solicitation

This Current Report on Form 8-K does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Perficient and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information about its directors and certain of its executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, can be found in the definitive proxy statement and the Company’s other filings with the SEC made subsequent to the date of the definitive proxy statement. To the extent that Perficient’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the applicable “as of” date disclosed in the definitive proxy statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain additional information regarding the interests of such participants by reading the definitive proxy statement and other relevant materials regarding the proposed merger filed with the SEC or incorporated by reference therein. Investors should read the definitive proxy statement carefully before making any voting or investment decisions.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFICIENT, INC.

Date: July 19, 2024	By:	/s/ Paul E. Martin
	Name:	Paul E. Martin
	Title:	Chief Financial Officer